Exhibit 4.1

CONFIDENTIALITY AGREEMENT

March 3, 2004

Michael Bresson
General Counsel
Apogent Technologies Inc.
30 Penhallow Street
Portsmouth, NH 03801

Re:	Confidentiality Agreement

Dear Mr. Bresson:

               In connection with Fisher Scientific International Inc.’s (“Fisher”) and Apogent Technologies Inc.’s (“Apogent”) consideration of a possible transaction (a “Transaction”) between Fisher and Apogent, Fisher will make available to Apogent and its Representatives (as defined below) certain information concerning the business, financial condition, operations, assets, plans, prospects and liabilities of Fisher and Apogent will make available to Fisher and its Representatives certain information concerning the business, financial condition, operations, assets, plans, prospects and liabilities of Apogent. All such information (whether written or oral) of any kind furnished in connection with the Transaction (whether before or after the date hereof) by either party or its affiliates or its or such affiliates’ respective directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, with respect to either party, its “Representatives”) to the other party or such other party’s Representatives and all analyses, notes, studies, interpretations, compilations, forecasts, studies or other documents prepared by either party or its respective Representatives in connection with the review of, or interest in, a Transaction which contain or reflect any such information is referred to as the “Information.” The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by either party or its respective Representatives in violation of this letter agreement or (ii) is or becomes available to either party on a nonconfidential basis from a source which, to the best of such party’s knowledge, is not prohibited from disclosing such information to such party by a legal, contractual or fiduciary obligation to the other party.

               In furtherance of the foregoing and as a condition to the provision of any Information by either party, each of Fisher and Apogent hereby acknowledges and agrees as follows:

               It and its Representatives (i) will keep the Information confidential in accordance with the terms of this letter agreement and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the other party’s prior written consent, disclose any Information in any manner whatsoever and (ii) will not use any Information other than in connection with the evaluation of a Transaction; provided, however, that it may disclose the Information to its Representatives (a) who need to know the Information for the purpose of evaluating a Transaction, (b) who are informed by it of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this letter agreement. It will cause its Representatives to observe the terms of this letter agreement, and it will be responsible for any breach of this letter agreement by any of its Representatives.

               Neither it nor its Representatives will (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without the prior written consent of the other party, disclose to any person the fact that the Information exists or has been made available, that a Transaction is under consideration, or that discussions or negotiations are taking or have taken place concerning a Transaction or any term, condition or other fact relating to a Transaction or such discussions or negotiations, including, without limitation, the status thereof.

               In the event that it or any of its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information or any other matter covered by this letter agreement, it will notify the other party promptly so that such other party may seek a protective order or other appropriate remedy, or, in its sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or, that the other party does not waive compliance with the terms of this letter agreement, it will furnish only that portion of the Information or other information covered by paragraph 2 which it is advised by its counsel is legally required.

               If a party determines not to proceed with a Transaction, it will promptly inform the other party of that decision and, in that case, and at any time upon the request of such other party, it will either (i) promptly destroy all copies of the Information in written or other recorded form in its or its Representatives’ possession and confirm such destruction to such other party in writing or (ii) promptly deliver to such other party at its own expense all copies of the Information in its or its Representatives’ possession. Any Information will continue to be subject to the terms of this letter agreement.

               Neither Fisher or Apogent, as applicable, nor its Representatives, nor any of its or their respective officers, directors, employees, agents or controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934, as amended, makes any express or implied representation or warranty as to the accuracy or completeness of the Information, and it agrees that no such person will have any liability relating to the Information or for any errors therein or omissions therefrom. Each party further agrees that it is not entitled to rely on the accuracy or completeness of the Information and that it will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to a Transaction, subject to such limitations and restrictions as may be contained therein. The investigation and evaluation of Information by each party and its Representatives is entirely at its own expense and risk. Further, neither party is under any duty or obligation to provide the other party or its Representatives with access to any information.

               For a period of two (2) years from the date of this letter agreement, neither it nor any of its controlled affiliates will, directly or indirectly, solicit for employment or hire any employee of the other party or any of its controlled affiliates (other than clerical or other support staff) with whom it or its Representatives have had contact or who became known to it or its Representatives in connection with its consideration of a Transaction. It is understood and agreed that a general advertisement placed by either party or its agents not directed toward any employee or group of employees described in the preceding sentence and any hiring resulting therefrom shall not constitute a solicitation or hiring prohibited by this paragraph.

               Each party also agrees that for two years after the date hereof that it will not, nor permit its affiliates to, without the prior written consent of the other party: (i) acquire, offer or propose to acquire, or agree or seek to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights or options to acquire any securities of the other party or any subsidiary thereof, or of any successor to or person in control of the other party, or any assets of the other party or any subsidiary or division thereof or of any such successor or controlling person; (ii) enter into or agree, offer, propose or seek to enter into, or otherwise be involved in or part of, directly or indirectly, any acquisition transaction or other business combination relating to all or part of the other party or its subsidiaries or any acquisition transaction for all or part of the assets of the other party or any subsidiary of the other party or any of their respective business; (iii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the other party; (iv) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to any voting securities of the other party or any of its subsidiaries; (v) seek or propose, alone or in concert with others, to influence or control the other party’s management or policies; (vi) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities or propose any of such activities to any other person; (vii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing activities; or (viii) disclose any intention, plan or arrangements inconsistent with any of the foregoing. Each party also agrees that, during the two-year period referred to in the prior sentence, neither party nor any of its affiliates will: (i) request the other party or its Representatives, directly or indirectly, to (1) amend or waive any provision of this paragraph (including this sentence) or (2) otherwise consent to any action inconsistent with any provision of this paragraph (including this sentence); or (ii) take any initiative with respect to the other party or any of its subsidiaries which could require the other party to make a public announcement regarding (1) such initiative, (2) any of the activities referred to in the second preceding sentence, (3) the possibility of a Transaction or any similar transaction or (4) the possibility of such party or any other person acquiring control of the other party, whether by means of a business combination or otherwise.

               Until either party determines not to proceed with a Transaction, each party agrees on its behalf and on behalf of its Representatives not to initiate or maintain contact with any officer, director, employee or agent of the other party or its subsidiaries, other than Frank H. Jellinek, Jr. (or his designee(s)) in the case of Apogent and Paul M. Meister (or his designee(s)) in the case of Fisher regarding its business, operations, prospects, or finances except for those contacts made in the ordinary course of business and except with the express permission of the other. It is further understood that all (a) requests for information or other requests regarding the due diligence process and (b) requests for access to facilities or management meetings will be first submitted and directed to the appropriate representatives of Lehman Brothers in the case of Apogent and Goldman Sachs in the case of Fisher.

               No contract or agreement providing for a Transaction involving Fisher and Apogent will be deemed to exist between them unless and until a final definitive agreement has been executed and delivered by each of them, and it waives, in advance, any claims (including, without limitation, breach of contract) in connection with a Transaction involving Fisher and Apogent unless and until Fisher and Apogent shall have entered into a final definitive agreement. It also agrees that unless and until a final definitive agreement regarding a Transaction between Fisher and Apogent has been executed and delivered by each of them, neither Fisher nor Apogent will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement except for the matters specifically agreed to herein.

               Each party hereby acknowledges that it is aware, and that it will advise its Representatives, that the United States securities laws prohibit any person who is aware of material, non-public information concerning the matters which are the subject of this letter agreement from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this agreement or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

               Remedies at law are inadequate to protect either party against a breach or threatened breach of the other party’s obligations hereunder, and that either party shall, in addition to available remedies at law, be entitled to injunctive relief in the event of a breach or threatened breach by the other party.

               No failure or delay by either party in exercising any of its rights, powers or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

               This letter agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts between residents of that State and executed in and to be performed in that State.

               This letter agreement contains the entire agreement between the parties concerning the confidentiality of the Information, and no modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon either party unless approved in writing by both parties.

               This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

[Remainder of page intentionally left blank.]

               Please sign and return to the undersigned the duplicate copy of this letter enclosed herewith.

Very truly yours,

FISHER SCIENTIFIC
INTERNATIONAL INC.

By:	/s/ Todd M. DuChene

	Name:	Todd M. DuChene
	Title:	Vice President, General Counsel and Secretary

Accepted and agreed as of
the date first written above:

APOGENT TECHNOLOGIES INC.

By:	/s/ Michael Bresson

Name: Michael Bresson
Title: General Counsel

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